Exhibit 21.1

Subsidiaries of the Registrant	Jurisdiction
Foodmaker Inc.	Delaware, United States
Foodmaker International Franchising, Inc.	Delaware, United States
Jack in the Box Eastern Division L.P.	Texas, United States
Jack in the Box Franchise Finance, LLC	Delaware, United States
JBX General Partner LLC	Delaware, United States
JBX Limited Partner LLC	Delaware, United States
JIB Stored Value Cards, LLC	Virginia, United States
Jack in the Box SPV Guarantor, LLC	Delaware, United States
Jack in the Box Funding, LLC	Delaware, United States
Different Rules, LLC	Delaware, United States
Jack in the Box Properties, LLC	Delaware, United States